Exhibit 10.35

CADIZ - LIMONEIRA AMENDED AND RESTATED LEASE

1. Parties
Cadiz Real Estate LLC (“Cadiz”), a wholly-owned subsidiary of Cadiz Inc., is the owner of approximately 45,000 acres of land and the subsurface strata, inclusive of the unsaturated soils and appurtenant water rights (the “Cadiz Property”).

Limoneira Company (“Limoneira”) is a publicly traded agribusiness and real estate development company.

2. Leased Property
A minimum of 320 acres to a maximum of 1,480 acres located within 9,600 zoned agricultural acres within the Cadiz Property, with the exact location(s) to be mutually agreed to by the parties, on terms set forth in this Lease (“Leased Property”).  Within thirty (30) days following the Effective Date, Cadiz will provide Limoneira a title report that identifies any and all liens recorded against the Leased Property, and a non-disturbance letter with regard to the Leased Property.

Further, as the parties may mutually agree from time to time during the Term, housing and other dwelling structures located adjacent to or near the Leased Property may be included within the “Leased Property” for purposes of housing Limoneira’s agricultural employees working on the Leased Property.  Terms associated with such temporary housing facilities shall be agreed to in writing by the parties.

3. Initial Lease; Option to Lease Additional Acreage
Cadiz leases to Limoneira, and Limoneira leases from Cadiz, Three Hundred Twenty (320) acres (the “Initial Acreage”), plus an additional Two Hundred (200) acres (the “Added Acreage”), the location to be mutually agreed to by the parties, and subject to the planting schedule described in Section 5 hereof.  Further, Cadiz hereby grants to Limoneira the right to exercise an option to lease (beyond the Initial Acreage) up to Six Hundred Forty (640) acres (“Option 1”), and up to Three Hundred Twenty (320) acres (“Option 2”) (the two options together are collectively referred to as the “Option”); provided that (a) notice of Limoneira’s exercise of the Option must be in writing and received by Cadiz no later than December 31, 2016 (for Option 1), and December 31, 2018 (for Option 2), and the physical planting of the lemon trees has occurred no later than December 31, 2017 (for Option 1) and December 31, 2019 (for Option 2).

Excepting any water or soil contamination that may exist on the Leased Property as of the Effective Date, Limoneira accepts the Leased Property in its “AS-IS” condition as of the Effective Date, and in respect to the acreage leased under the timely exercise of the Option, as of the date of the exercise of the applicable Option.

4. Effective Date; Lease Term
This Lease shall be effective as of last date this Lease is executed by the parties hereto as set forth on the signature page (the “Effective Date”), and shall expire with respect to actual planted acreage twenty (20) years following the initial planting on such acreage, and no later than December 31, 2039, or as earlier terminated pursuant to this Lease (the “Term”), with no automatic renewals, provided, however, that the parties may mutually agree (to be exercised in each party’s sole discretion) to extend the Term.

5. Use of Leased Property
The Leased Property is leased to Limoneira for the following purpose and for no other purpose except with the prior written consent of Cadiz, which shall be exercised by Cadiz in its sole and absolute discretion:

▪ The planting, growing, and harvesting of lemon trees.

Cadiz hereby represents that a conditional use permit from the County of San Bernardino is not required for the abovedescribed use of the Leased Property.

The parties agree that the intent of the parties is for Limoneira to plant, grow and harvest lemon trees on all of the Leased Property (that is, all 1,480 acres) by 2019.  Although Limoneira is not obligated to exercise all or any part of the Option, Limoneira agrees that the Initial Acreage shall be planted with lemon trees no later than December 31, 2014.

Limoneira shall carry on all activities permitted herein in accordance with the best husbandry and best farming practices and sound management in accordance with sustainable farming practices and in such a manner that does not degrade the aquifer underlying the Leased Property.  Limoneira shall not use or permit the use of the Leased Property for any unlawful purpose or in any way that will interere with Cadiz's use of the portion of its property not included in the Leased Property.

6. Lease Payment
In consideration for the Lease, Limoneira shall pay to Cadiz or its assignee an annual amount equal to the sum of (a) $200 per acre planted, prorated for partial acreages planted during the relevant period (“Base Rent”) and (b) 20% of the “Net Cash Flow” (“Lease Payment”).  The Lease Payment shall be due and payable semi-annually on June 30 and December 31 of each year, and shall not exceed $1,200 per acre per year.  For purposes of this Lease, “Net Cash Flow” shall mean gross revenues from the sale of the harvested lemons less operating expenses (including Base Rent but excluding depreciation or other non-cash expenses).  “Operating expenses” shall include, but not be limited to, expenditures incurred by Limoneira for farming and growing, frost prevention, soil treatments, irrigation, harvesting, packing and freight.  Further, the parties may mutually agree (each exercised in its sole discretion) upon a characterization that extraordinary non-cash expenses be “operating expenses” for purposes of calculating Net Cash Flow.

7. Water Infrastructure and Supply
In consultation with Limoneira, Cadiz shall design, develop and construct the necessary infrastructure in order to supply water to Limoneira for its irrigation purposes on the Leased Property.  Cadiz shall be responsible for well maintenance and the delivery of water to the planted acreage through all subsurface infrastructure, including mains and laterals.  Limoneira shall be responsible for any deep ripping to the land prior to any planting, if necessary, and the costs associated with the surface distribution of such water to the trees through selected drip irrigation.

The water supply source for the Leased Property shall be from the Cadiz Property, and shall be provided by Cadiz to Limoneira for use on the Leased Property consistent with this Lease at a cost equal to $50 (in July 2013 dollars) per acre-foot as increased (but not decreased) by an escalation equal to the percentage change (year over year) of the Consumer Price Index for All Urban Consumers, Los Angeles-Riverside-Orange County, CA, All Items, not seasonally adjusted (1982-1984=100) (“CPI”) (“Water Cost”), which shall be invoiced by Cadiz and paid by Limoneira to Cadiz on a quarterly basis.  The maximum water supply to which Limoneira is entitled shall be 5 acre-feet per acre of the Leased Property (the “Total Water Allowance,” with actual entitlement based on the number of acres actually planted being “Planted Water Allowance”).  For illustration purposes only, if Limoneira has 1,280 acres planted, its Planted Water Allowance shall be 6,400 acre-feet, at a total cost of $320,000 + CPI.

Any and all water rights initiated or preserved as a result of Limoneira’s use of water on the Leased Property shall accrue to the benefit of Cadiz.  Cadiz will be responsible to provide water in quantity and suitability for the purposes set forth in this Lease.

8. Taxes and Assessments
Cadiz shall pay, when due, all real property, personal property and/or any other type of tax or assessment relating to the Leased Property, except that Limoneira shall pay any taxes or assessments attributable to any alterations, additions or improvements made to the Leased Property by Limoneira or attributable to Limoneira’s personal property or fixtures.

9. Maintenance and Repairs; Utilities
All farming operations on the Leased Property shall be done at the sole cost and expense of Limoneira, and Limoneira agrees to keep the Leased Property free and clear of all liens or claims of any kind for labor or material, and agrees to keep the Leased Property and the crops thereon free of any labor claims of any kind or nature.

Limoneira agrees that it will not commit any waste or suffer any waste to be committed on the Leased Property and that at all times during the Term, it will keep and maintain all improvements now on the Leased Property, or that shall be constructed on the Leased Property during the Term with the approval of Cadiz, in as good order, condition and repair as reasonable use and wear thereof will permit, damage by the elements not traceable to the negligence of Limoneira or its agents or employees excepted.

Limoneira will observe, comply and conform to all laws of the State of California and all ordinance of the County of San Bernardino, affecting the use or occupation of the Leased Property, including without limitation all laws and ordinances relating to the transportation and use of fertilizer and other chemicals.  Limoneira agrees not to apply pesticides, herbicides, insecticides, fungicides or other chemical treatments on the Leased Property that may have a residual effect beyond the Term of the Lease.

During the Term, Limoneira will keep and maintain in good order, condition and repair all subsurface irrigation pipelines, valves and headgates, and other subsurface structures and pipelines on the Leased Property used for the purposes of controlling the flow of water within the Leased Property.

10. Insurance
Limoneira agrees to obtain and keep in force during the Term workers’ compensation, general liability and such other insurance coverages as deemed reasonably necessary by Cadiz to protect against any liability for personal injury or property damage to the public incident to Limoneira’s use of or resulting from any accident occurring on or about the Leased Property. Such policies shall insure any contingent liability of Cadiz and shall name Cadiz as an additional insured.  Such policies shall also provide for at least twenty (20) days written notice by the insurer to Cadiz prior to any cancellation or modification thereof.

11. Cadiz’s Right of Entry and Inspection
Cadiz, its agents or attorneys, shall have the right at all times to enter upon the Leased Property to inspect, to determine if Limoneira is complying with the terms of this Lease, and for any other purpose.

12. Cadiz Buy-Out Right
At any time during the Term, Cadiz shall have the right, exercised at any time and in its sole and absolute discretion, to divert the Total Water Allowance (or any portion thereof) by paying to Limoneira an amount equal to the sum of (a) all unamortized capital costs incurred by Limoneira pursuant to its permitted use of the Leased Property (based on a 20- year amortization schedule) and (b) 30% of such unamortized capital costs (“Cadiz BuyOut Right”).  In the event Cadiz exercises the Cadiz BuyOut Right, Cadiz agrees that it shall not, directly or allow any third party to, harvest the then-planted lemon trees for profit on such portion of the Leased Property associated with the Total Water Allowance (or portion thereof) diverted.

13. Limoneira Tag Right
During the Term, Limoneira shall have the right to convert up to 578 acre-feet of the Total Water Allowance (proportionately reduced if the Planted Water Allowance is less than the Total Water Allowance) (the “Tag Right”) to obtain rights within the permitted 50,000 acre feet of that certain Cadiz Valley Water Conservation, Recovery, and Storage Project located on the Cadiz Property overlying the Fenner Valley Aquifer System (the “Project”).

Cadiz shall provide Limoneira written notice of any “firm contract” (that is, a non-contingent contract to sell Project water) within seven (7) days of the execution of the firm contract.  Limoneira shall have sixty (60) days to exercise its Tag Right by providing written notice to Cadiz.  See Exhibit A attached hereto and incorporated herein for an illustration of the Tag Right.

Limoneira agrees that if it exercises its Tag Right pursuant to this Section 13, it shall curtail use of any of the Total Water Allowance on one-fourth (1/4th) of the acres planted.  For illustration purposes, if 320 acres are planted, Limoneira’s Tag Right is 125 acre-feet, and if exercised, it is precluded from using any of the Total Water Allowance on 80 acres, unless other water is deemed available by Cadiz through the implementation of its Project and an agreement is reached between Cadiz and Limoneira as to the source and cost of such new water supply.

14. Default
The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Limoneira (each, a “Limoneira Default”):

▪ The failure by Limoneira to make any Lease Payment or any other payment, including the Water Cost, required to be made by Limoneira under this Lease as and when due, where such failure shall continue for a period of ten (10) days after written notice of such failure from Cadiz to Limoneira;

▪ The failure by Limoneira to observe any of the material covenants, conditions or provisions of this Lease, other than the payment of money, where such failure shall continue for a period of twenty (20) days after written notice of such failure from Cadiz to Limoneira, provided, however, that if the nature of Limoneira’s default is such that more than twenty (20) days are reasonably required for its cure, Limoneira continually and diligently prosecutes such cure to completion.

The failure by Cadiz to observe any of the material covenants, conditions or provisions of this Lease, where such failure shall continue for a period of twenty (20) days after written notice of such failure from Limoneira to Cadiz, provided, however, that if the nature of Cadiz’s default is such that more than twenty (20) days are reasonably required for its cure, Cadiz continually and diligently prosecutes such cure to completion (“Cadiz Default”).

15. Termination
This Lease shall terminate upon the earliest of the following:

▪ The expiration of the Term (as to the particular acreage then expiring);

▪ Upon mutual agreement of the parties for any reason, including, but not limited to, a determination that the intended use of the Leased Property (that is, to plant, grow and harvest lemon trees for profit) is or becomes “economically unviable,” which shall include, without limitation, market or weather conditions that render the lemon operation unprofitable, the existence or occurrence of water or soil contamination or pollution, pest infestation, litigation and injunctions prohibiting or precluding the intended use of the Leased Property.

▪ At the option of Cadiz, the occurrence of a Limoneira Default;

▪ At the option of Limoneira, the occurrence of a Cadiz Default;

▪ At the option of either party, the occurrence of a “Force Majeure” event, which for purposes of this Lease shall be defined as the failure of a party to perform its obligations hereunder by reason of any fire, earthquake, flood, epidemic, explosion, riot, civil disturbance, act of public enemy or terrorism, war, act of God or similar event beyond such party’s control, and specifically with respect to Cadiz’s supply of water pursuant to the terms of this Lease, any governmental or judicial order to reduce the water volume or flow rate to the Leased Property;

▪ Exercise by Cadiz of the Cadiz Buy-Out Right.

Upon termination of this Lease, Limoneira shall quit and surrender the Leased Property to Cadiz in at least as good order, condition and repair as when received, reasonable use, damage by act of God or by natural causes excepted, remove all of Limoneira’s personal property and fixtures from the Leased Property (excepting planted lemon trees), and repair any damage caused by such removal.  Limoneira shall promptly execute, acknowledge and deliver to Cadiz such instruments of further assurance as in the reasonable opinion of Cadiz are necessary or desirable to confirm or perfect Cadiz’s rights, title and interest in and to the Leased Property.  The provisions of this paragraph shall survive the expiration or termination of this Lease.  Upon termination, Limoneira shall have no further right or interest in or to the Leased Property or any part thereof.

In the event the Lease is terminated due to Cadiz’s exercise of the Cadiz Buy-Out Right or the occurrence of a Cadiz Default, Cadiz hereby agrees that it shall not, directly or allow any third party to, harvest the then-planted lemon trees for profit.

16. Indemnification
Cadiz shall not be liable in any manner for any loss, damage or injury to any person or the property of Limoneira or that of its agents or employees, or to any other person(s) or the property of such person(s) invited or permitted by Limoneira to come upon or about the Leased Property, or to any other person(s) who enters upon or about the Leased Property whether invitees, by trespass or otherwise, by reason of anything done, permitted to be done or suffered or admitted to be done, by Limoneira or its agents or employees or otherwise.  Limoneira agrees to indemnify and save harmless Cadiz, its officers, directors, agents, employees, successors and assigns from any and all such liability, damage, cost and expense, to protect Cadiz against any claim that may be made, or action that may be brought against Cadiz, and pay all reasonable costs and expenses of such protection and defense.

Cadiz agrees to indemnify and save harmless Limoneira, its officers, directors, agents, employees, successors and assigns from any and all liability, damage, cost and expense suffered by Limoneira directly resulting from contamination of the Leased Property or the water supplied by Cadiz hereunder, provided that such contamination is caused by an agent or employee of Cadiz.  Cadiz further agrees to indemnify and save harmless Limoneira, its officers, directors, agents, employees, successors and assigns from any and all liability, damage, cost and expense suffered by Limoneira (including reasonable attorneys’ fees and costs) directly resulting from actions or causes of actions against Cadiz and Limoneira that seek to prevent, enjoin or otherwise prohibit Limoneira from its intended use of the Leased Property.

17. Attorneys’ Fees
If either Limoneira or Cadiz has to institute legal proceedings of any kind or character to compel performance of any of the covenants or conditions to be paid, kept or performed under this Lease, the party recovering judgment shall have and recover all attorneys’ fees and costs incurred in connection with any such legal proceedings.

18. Binding Nature; General Provisions
Upon execution of this Lease, the parties modify, amend and restate that certain Cadiz-Limoneira Lease dated July 1, 2013.

The provisions of this Lease shall be binding upon the parties and their successors and permitted assigns commencing on the date last set forth the parties’ signatures.  Limoneira shall not assign this Lease or sublet the Leased Property without the prior written consent of Cadiz which shall be exercised in Cadiz’s sole and absolute discretion.

The validity and interpretation of this Lease shall be governed by the laws of the State of California.

All individuals executing this Lease on behalf of the respective parties represent and warrant that they have the capacity and have been duly authorized to so execute the same.  Each signatory shall indemnify each other party, and hold them harmless, from all damages, costs, attorneys’ fees and other expenses if not so authorized.

Any and all notices shall be given by a party to the other party in writing by delivery of such notice to such party personally or by certified or registered mail addressed to the party as set forth on the signature page of this Lease or such other address as delivered to the other party pursuant to this paragraph.  In the case of notices by mail, notice shall be deemed to have been received forty-eight (48) hours after the date of deposit in the United States mail.

No waiver of any breach of any of the covenants, agreements, restrictions and conditions of this Lease shall be construed to be a waiver of any succeeding breach of the same or other covenants, agreements, restrictions or conditions.

No remedy shall be exclusive but shall, wherever possible, be deemed cumulative with all other remedies at law or in equity.

Time is of the essence in respect to the terms and provisions of this Lease.

Neither party will issue any public statement with respect to the existence of this Lease or its contemplated transactions, nor will either party use the other party’s names or trademarks, without the other party’s prior written consent.

Each party agrees to cooperate in the performance of this Lease and to execute and deliver any and all documents and perform any and all acts necessary to carry out its purpose and intent.

Nothing contained in this Lease shall create a partnership, joint venture or employment relationship between Cadiz and Limoneira.  Neither party shall be liable, except as otherwise expressly provided for in this Lease, for any obligations or liabilities incurred by the other party.

[signatures contained on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date set forth below.

Dated:	February 3, 2015	CADIZ REAL ESTATE LLC

		By:	/s/ Timothy J. Shaheen

		Its:	Manager

Address:
550 S. Hope Street, Suite 2850
Los Angeles, CA 90071

Dated:	February 3, 2015	LIMONEIRA COMPANY

		By:	/s/ Joseph Rumley

		Its:	CFO

Address:
1141 Cummings Road
Santa Paula, CA 93060